UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2015

ASHFORD HOSPITALITY PRIME, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35972	46-2488594
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

Preemptive Rights Agreement

On June 9, 2015, in connection with the previously announced offering by Ashford Hospitality Prime, Inc. (the “Company”) of its 5.50% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), the Company entered into an agreement (the “Preemptive Rights Agreement”) with certain investors in the Series A Preferred Stock (the “Investors”) granting such Investors certain preemptive rights in the Series A Preferred Stock.  Pursuant to the Preemptive Rights Agreement, the Company, subject to certain exceptions, (i) granted to the Investors the right to purchase up to an aggregate of 20% of any future issuance of Series A Preferred Stock by the Company, provided that such future issuance has an aggregate offering amount of at least $50 million and (ii) committed to use commercially reasonable efforts to apply to list the Series A Preferred Stock on a “national securities exchange” registered with the Securities and Exchange Commission (the “SEC”) under Section 6 of the Securities Exchange Act of 1934, as amended, within 60 days of June 11, 2015 in conjunction with an underwritten offering pursuant to an effective registration statement covering the offer and sale of the Series A Preferred Stock to the public, for the account of the Company. These preemptive rights terminate upon the date of the final prospectus pertaining to such offering.

The foregoing summary description of the material terms of the Preemptive Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the Preemptive Rights Agreement, which is included as exhibit 4.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits

(d)                               The following exhibits are filed as a part of this Report.

Exhibit No.	Description
4.3	Preemptive Rights Agreement, dated as of June 9, 2015, by and among the Company and the Investors

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD HOSPITALITY PRIME, INC.

Date: June 15, 2015
	By:	/s/ David A. Brooks
		Name:	David A. Brooks
		Title:	Chief Operating Officer and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.3	Preemptive Rights Agreement, dated as of June 9, 2015, by and among the Company and the Investors